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                                                                     EXHIBIT 5.2
              [LETTERHEAD OF CLEARY, GOTTLIEB, STEEN & HAMILTON]


                                         March 27, 1997


Gorges/Quik-to-Fix Foods, Inc.
9441 LBJ Freeway
Suite 214
Dallas, Texas 75243

     Re:  Gorges/Quik-to-Fix Foods, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

     This opinion is being rendered in connection with the above referenced Registration Statement on Form S-1 (File No. 333-20155)(the "Registration Statement") filed on January 21, 1997 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 11 1/2 Senior Subordinated Notes Due 2006, Series B (the "New Notes") of Gorges/Quik-to-Fix Foods, Inc. (the "Company"), to be offered in exchange for any and all outstanding 11 1/2% Senior Subordinated Notes Due 2006 (the "Old Notes") of the Company. The Old NOtes have been issued, and the New Notes will be issued, pursuant to an Indenture dated as of November 25, 1996 (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee.

     We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such instruments and documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In rendering this opinion, we have assumed that the New Notes will conform to the form included as Exhibit C to the Indenture filed as an exhibit to the Registration Statement.

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        Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the New Notes, in the form included as Exhibit C to the Indenture filed as an exhibit to the Registration Statement, have been duly authorized by the Company and duly executed and authenticated in accordance with the Indenture and duly delivered by the Company in exchange for an equal principal amount of Old Notes pursuant to the terms of the Registration Rights Agreement filed as an exhibit to the Registration Statement, the New Notes will be the legal, valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

        The foregoing opinion is limited to the law of the State of New York.

        Alston & Bird, your counsel, may rely on this opinion as if it were addressed to them for the purpose of rendering their opinion to be filed as an exhibit to the Registration Statement.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading "Legal Matters," without admitting that we are "experts" within the meaning of the Act or rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                       Very truly yours,

                                       CLEARY, GOTTLIEB, STEEN & HAMILTON

                                       By  /s/ Laurent Alpert
                                          -------------------------------------
                                           Laurent Alpert, a Partner